UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2017

Everbridge, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37874	26-2919312
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Corporate Drive, Suite 400, Burlington, Massachusetts	01803
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 230-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President

On July 24, 2017, Everbridge, Inc. (the “Company”) appointed Robert Hughes as President, a newly created position within the Company. Mr. Hughes, age 50, held various leadership positions at Akamai Technologies, Inc., a service provider for accelerating and improving the delivery of content and applications over the Internet, beginning in October 1999, most recently serving as Strategic Advisor to the Chief Executive Officer from March 2016 until March 2017. From January 2013 through February 2016, Mr. Hughes served as Akamai’s President – Worldwide Operations, and from January 2006 through December 2012, he was Akamai’s Executive Vice President, Global Sales, Services and Marketing.

There is no arrangement or understanding between Mr. Hughes and any other person pursuant to which he was selected as President. Mr. Hughes has no family relationships with any of the Company’s directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In connection with the appointment of Mr. Hughes as President, Jaime Ellertson, currently Chairman of the Board of Directors, Chief Executive Officer and President, resigned his role as President on July 31, 2017, and will continue to serve as the Company’s Chairman and Chief Executive Officer.

Offer Letter and Other Compensatory Arrangements

In connection with Mr. Hughes’ appointment, the Company entered into an offer letter agreement with Mr. Hughes dated July 24, 2017 (the “Agreement”). The Agreement does not provide for a specified term of employment and Mr. Hughes’ employment is on an at-will basis. Mr. Hughes will receive an initial annual base salary of $300,000 and is eligible to earn an annual cash incentive bonus of $250,000 pursuant to the Company’s management incentive plan upon the achievement of certain individual and/or Company performance goals set by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”). Mr. Hughes is also eligible to participate in the Company’s employee benefit, welfare and other plans, as may be maintained by the Company from time to time, on a basis no less favorable than those provided to other similarly-situated executives of the Company. Mr. Hughes is also subject to certain customary confidentiality and non-solicitation provisions.

Pursuant to the Agreement, and following formal approval by the Board or the Compensation Committee, the Company will grant Mr. Hughes the following awards pursuant to the Company’s 2016 Equity Incentive Plan: (i) an option to purchase 500,000 shares of the Company’s common stock (the “Option Grant”) having an exercise price per share equal to the fair market value of the Company’s common stock on the NASDAQ Global Market on the date of grant, with 25% of the Option Grant vesting on the first anniversary of the date of grant and the remainder vesting in quarterly increments over an additional three years, (ii) 50,000 restricted stock units (the “RSU Grant”), with 33% of the RSU Grant vesting on the first anniversary of the date of grant, 33% vesting on the second anniversary of the date of grant, and 34% vesting on the third anniversary of the date of grant, and (iii) 50,000 performance stock units (the “PSU Grant”), which will vest based on the Company’s common stock reaching certain thirty-day average closing prices on the NASDAQ Global Market. The vesting of each award above is subject to Mr. Hughes’ continued service to the Company through each applicable vesting date or event.

If Mr. Hughes’ employment is terminated by the Company without “cause” (as defined in the Agreement) or Mr. Hughes resigns for “good reason” (as defined in the Agreement), he will be entitled to receive (i) one year of his then current base salary, paid over time in accordance with the Company’s payroll practices then in effect and (ii) payment of premiums for continued health benefits under COBRA for up to one year. In addition, if any such termination or resignation occurs before his first anniversary with the Company, one-third of Mr. Hughes’ RSU Grant and PSU Grant will vest.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

On August 1, 2017, the Company issued a press release announcing the appointment of Mr. Hughes as the Company’s President. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein. The information in the press release shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Offer Letter between the Company and Robert Hughes, dated July 24, 2017.

99.1	Press release dated August 1, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Everbridge, Inc.

Dated: August 1, 2017	By:	/s/ Elliot J. Mark
Elliot J. Mark Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter between the Company and Robert Hughes, dated July 24, 2017.

99.1	Press release dated August 1, 2017